SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549


                            FORM 8-K


                         CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


  Date of Report (Date of earliest event report):  February 11, 1997


                    DEVON ENERGY CORPORATION
     (Exact Name of Registrant as Specified in its Charter)




   OKLAHOMA                       1-10067             73-1474008
(State or Other Jurisdiction   (Commission File   (I.R.S. Employer
of Incorporation or              Number)         Identification Number)
Organization


20 NORTH BROADWAY, SUITE 1500, OKLAHOMA CITY, OK          73102
(Address of Principal Executive Offices)               (Zip Code)


Registrant's telephone number, including area code:  (405) 235-3611








                     Page 1 of 6 total pages
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ITEM 5.  OTHER EVENTS

1997 Estimates

     The forward-looking statements provided in this discussion are based on management's examination of historical operating trends, the December 31, 1996 reserve reports of independent petroleum consultants LaRoche & Associates and AMH Group Ltd., data in Devon's files and other data available from third parties. Devon cautions that its future oil, gas and natural gas liquids ("NGL") production, revenues and expenses are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, environmental risks, drilling risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as outlined below. The scope of Devon's operations increased significantly with the December 31, 1996, acquisition of Kerr-McGee Corporation's North American onshore oil and gas exploration and production business and properties (the "KMG-NAOS Properties") in exchange for 9,954,000 shares of Devon common stock. This increases the margin of error inherent in estimating Devon's 1997 production volumes, prices and expenses. Also, the financial results for Devon's new Canadian operations, obtained in the KMG-NAOS Properties transaction, are subject to currency exchange rate risks.

     Assumptions and Risks for Price and Production Estimates

     Prices for oil, natural gas and NGLs are determined primarily by prevailing market conditions. Market conditions for these products are influenced by regional and world-wide economic growth, weather and other substantially variable factors. These factors are beyond Devon's control and are difficult to predict.
Over 90% of Devon's revenues are attributable to sales of these three commodities. Consequently, the company's financial results and resources are highly influenced by this price volatility.

     Estimates for Devon's future production of oil, natural gas and NGLs are based on the assumption that market demand and prices for oil and gas will continue at levels that allow for profitable production of these products. Although Devon's management believes these assumptions to be reasonable, there can be no assurance of such stability.

     Certain of Devon's individual oil and gas properties are sufficiently significant as to have a material impact on the company's overall financial results. With respect to oil production, these properties include the West Red Lake Field and the Grayburg-Jackson Unit, both in southeast New Mexico. The company's interest in the Northeast Blanco Unit ("NEBU") and the 32-9 Unit can have a substantive effect on overall gas production.

     The production, transportation and marketing of oil, natural gas and NGLs are complex processes which are subject to disruption due to transportation and processing availability, mechanical failure, human error, meteorological events and numerous other factors. The following forward-looking statements were prepared assuming demand, curtailment, producibility and general market conditions for Devon's oil, natural gas and NGLs for 1997 will be substantially similar to those of 1996, unless otherwise noted. Given the general limitations expressed herein, Devon's forward-looking statements for 1997 are set forth below.

     Oil Production and Relative Prices

     Devon expects its oil production in 1997 to total between 5.9 million barrels and 6.9 million barrels. Devon expects its net oil prices will average from between $0.05 below to $0.20 above West Texas Intermediate posted prices in 1997.

     Gas Production and Relative Prices

     Devon expects its total gas production in 1997 will be between
64.0 billion cubic feet ("Bcf") and 75.0 Bcf. It is expected that coal seam gas production will be 16.5 Bcf to 19.5 Bcf. Canadian production in 1997 is estimated to be between 7.0 Bcf and 8.0 Bcf. Devon expects production from the remainder of its gas properties to total between 40.5 Bcf and 47.5 Bcf.

     Devon expects its 1997 coal seam average price will be between $0.25 and $0.55 less than Texas Gulf Coast spot averages. This includes an expected $0.55 per thousand cubic feet ("Mcf") from the 1995 transaction covering substantially all of its San Juan Basin coal seam gas properties (the "San Juan Basin Transaction"). Devon's Canadian gas production is expected to average from between $0.85 to $1.20 less than Texas Gulf Coast spot prices. (These Canadian differentials are expressed in U.S. dollars, using the year-end 1996 exchange rate of $0.73 U.S. dollar to $1.00 Canadian dollar.) Devon's remaining gas production is expected to average $0.05 to $0.25 less than Texas Gulf Coast spot prices during 1997.

     NGL Production

     Devon expects its production of NGLs in 1997 to total between
1.1 million barrels and 1.3 million barrels.

     Production and Operating Expenses

     Devon's production and operating expenses vary in response to several factors. Among the most significant of these factors are additions or deletions to the company's property base, changes in production taxes, general changes in the prices of services and materials that are used in the operation of the company's properties and the amount of repair and workover activity required on the company's properties.

     The addition of the KMG-NAOS Properties is expected to be the largest contributor to an increase in recurring lease operating expenses in 1997. The additional revenues contributed by these properties should also cause production taxes to rise. In addition, well workover expenses are anticipated to increase in 1997.

     Oil, gas and NGL prices will have a direct effect on production taxes to be incurred in 1997. Future prices could also have an effect on whether proposed workover projects are economically feasible. These factors, coupled with the uncertainty of future oil, gas and NGL prices, increase the margin of error inherent in estimating future production and operating costs. Given these uncertainties, Devon estimates that 1997's total production and operating costs will be between $75 million and $87 million.

     Depreciation, Depletion and Amortization ("DD&A")

     The 1997 DD&A rate will depend on various factors. Most notable among such factors are the amount of proved reserves that could be added from drilling or acquisition efforts in 1997 compared to the costs incurred for such efforts, and the revisions to Devon's year-end 1996 reserve estimates which will be made during 1997.

     The DD&A rate as of the beginning of 1997 was $3.76 per barrel of oil equivalent ("Boe"). This rate includes the effect of the December 31, 1996, acquisition of the KMG-NAOS Properties. Conversely, the 1996 yearly rate of $3.88 per Boe did not reflect the effect of these properties. Assuming a 1997 rate of between $3.80 per Boe and $4.20 per Boe, 1997 DD&A expense (including approximately $2.5 million of non-oil and gas property related DD&A) is expected to be $76 million to $84 million.

     General and Administrative Expenses ("G&A")

     Devon's general and administrative expenses include the costs of many different goods and services used in support of the company's business. These goods and services are subject to general price level increases or decreases. In addition, Devon's G&A expenses vary with the company's level of activity and the related staffing needs as well as with the amount of professional services required during any given period. The addition of the KMG-NAOS Properties will increase Devon's general level of activity as well as its staffing requirements during 1997. Should the company's anticipated needs or the prices of the required goods and services differ significantly from the company's expectations, actual G&A expenses could vary materially from the estimate. Given these limitations, G&A expenses are expected to be between $12 million and $14 million in 1997.

     Interest Expense

     Devon's management expects to fund substantially all of its anticipated expenditures during 1997 with working capital and internally generated cash flow. Should Devon's actual capital expenditures or internally generated cash flow vary significantly from expectations, interest expense could differ materially from the following estimate. Given this limitation, interest expense is expected to be less than $1 million in 1997.

     Distributions on 6.5% Trust Convertible Preferred Securities
     ("TCP Securities")

     TCP Securities are convertible into common shares of Devon at the option of the holder. Should any of the holders of the TCP Securities elect to convert during 1997, it would reduce the amount of required distributions. Assuming all $149.5 million of TCP Securities are outstanding for the entire year, Devon will make $9.7 million of distributions in 1997.

     Income Taxes

     Devon expects its financial income tax rate in 1997 to be between 38% and 42%. Regardless of the level of pre-tax earnings reported for financial purposes, Devon will have a minimum of approximately $2.5 million of financial income tax expense due to various aspects of the May, 1994 acquisition of Alta Energy Corporation, the San Juan Basin Transaction and the KMG-NAOS Properties acquisition. Therefore, if the actual amount of 1997 pre-tax earnings differs materially from what Devon currently expects, the actual financial income tax rate for 1997 could fall outside of the expected rate of 38% to 42%. Also, based on its current expectations of 1997 taxable income, Devon anticipates its current portion of 1997 income taxes will be between $9 million and $13 million. However, revenue and earnings fluctuations could easily make these tax estimates obsolete.

     Capital Expenditures

     Devon's capital expenditures budget is based on an expected range of future oil, natural gas and NGL prices as well as the expected costs of the capital additions. Should the company's price expectations for its future production change significantly, the company may accelerate or defer some projects. Thus, Devon would increase or decrease total 1997 capital expenditures. In addition, if the actual cost of the budgeted items varies significantly from the amount anticipated, actual capital expenditures could vary materially from Devon's estimate.

     Though Devon has completed at least one major acquisition in each of the last several years, these transactions are opportunity driven. Thus, Devon does not "budget", nor can it reasonably predict, the timing or size of such possible acquisitions, if any.

     Given these limitations, Devon expects its 1997 capital expenditures for drilling and development efforts to total between $120 million and $135 million. This range includes $8 million to $11 million of capital expenditures in Canada. (Canadian amounts are expressed in U.S. dollars, using the year-end 1996 exchange rate of $0.73 U.S. dollar to $1.00 Canadian dollar.) Devon expects to spend $50 million to $65 million in 1997 for drilling, facilities and waterflood costs related to reserves classified as proved as of year-end 1996. Devon also plans to spend another $15 million to $20 million on new, higher risk/reward projects.

     Other Cash Uses

     Devon's management expects the policy of paying a quarterly dividend to continue. With the current $0.05 per share quarterly dividend rate and 32.1 million shares of common stock outstanding, 1997 dividends are expected to approximate $6.4 million.

     Capital Resources and Liquidity

     The estimated future drilling and development activities are expected to be funded through a combination of working capital and net cash provided by operations. The amount of net cash to be provided by operating activities in 1997 is uncertain due to the factors affecting revenues and expenses cited above. However, Devon considers its capital resources to be more than adequate to fund its anticipated capital expenditures.

     Based on the expected level of 1997's capital expenditures and net cash provided by operations, Devon does not expect to rely on its credit lines to fund a material portion of its capital expenditures. However, if significant acquisitions or other unplanned capital requirements arise during the year, Devon could utilize its credit lines. The unused portion of these credit lines at the end of 1996 consisted of $252 million of long-term credit facilities, and a $12.5 million (Canadian dollars) demand facility for Devon's new Canadian operations. If so desired, Devon believes that its lenders would increase its credit lines to at least $450 to $500 million. However, the company does not desire nor anticipate a need to increase its credit lines above their current levels. In fact, to lower its borrowing costs, Devon may reduce its credit lines in 1997 until a need for significant capital arises.

                           SIGNATURES



     Pursuant to the requirements of the Securities and Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

                              Devon Energy Corporation



                              By:  Danny J. Heatly
                                   Danny J. Heatly
                                   Controller

Date:  February 11, 1997